Exhibit 10.1

Shareholders Agreement

Between

Liquidmetal Asia Holdings Limited

And

LIU, Chong

TABLE OF CONTENTS

1.	Definitions	1

2.	Establishment of the Company	3

3.	The Shareholder’s Subscription to the Registered Capital of the Company	4

4.	Transfer of Equity Interests	5

5.	Shareholders	6

6.	Board of Directors	7

7.	Supervisor	10

8.	Management	10

9.	Taxes, Distribution of Profits, Finance, Accounting and Audit	11

10.	Business Plan and Budget	12

11.	Confidential Information	13

12.	Event of Default	15

13.	Term, Termination, and Liquidation	15

14.	Applicable Law	16

15.	Dispute Resolution	17

16.	Languages	17

17.	Parent Guarantee	19

18.	Anti-Corruption Matters	18

19.	Miscellaneous

Annex A		22

JOINDER		22

ANNEX B Facsimile Numbers and Addresses of the Parties		23

SHAREHOLDERS AGREEMENT

FOR

Hangzhou Feifeng Liquidmetal Co., Ltd.

THIS SHAREHOLDERS AGREEMENT (the “Agreement”) is made as of July 4, 2025 (the “Effective Date”) by and between:

(1)	Liquidmetal Asia Holdings Limited, a company organized under the laws of Hong Kong with a place of business located at RM 906, 9/F Tai Tung Bldg 8, Fleming Rd Wan Chai, Hong Kong (“LAH”);

(2)	LIU, Chong, a Chinese citizen whose ID number is 342529198101110011 and whose residential address is located at 1996 Zhangyang Road, Pudong New District, Shanghai City (“Individual”); and

(3)

Hangzhou Feifeng Liquidmetal Co., Ltd. (Chinese name 杭州飞凤液态金属有限公司)，a Chinese limited liability company established on the Effective Date in accordance with the Company Law of the People’s Republic of China (the “Company Law”) whose unified social credit code is 91330114MA8GJBG1X1 (the “Company”).

LAH and Individual are sometimes referred to individually as a “Shareholder” and collectively as the “Shareholders” in this Agreement. The Shareholders and the Company are sometimes referred to individually as a “Party” and collectively as “Parties.”

WITNESSETH:

WHEREAS, LAH and Individual own all of the equity of the Company; and

WHEREAS, the Shareholders and the Company believe that it is in their mutual best interest to enter into an agreement on certain matters on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties to this Agreement hereby mutually covenant and agree as follows:

1.	Definitions

Defined terms in this Agreement that are used but not otherwise defined in this Agreement shall have the meanings set forth below:

1.1	“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

1.2	“AMR” means the Hong Zhou Qiantang District Administration of Market Regulation.

1.3	“Annex” or “Annexes” means the annex or annexes to this Agreement, which are an integral part of this Agreement and are equally binding upon the Parties.

1.4	“Articles of Association” means the Articles of Association of the Company.

1.5	“Board” means the Board of Directors of the Company.

1.6	“Business Day” means a day (other than a Saturday or Sunday) on which banking institutions are open for general business in the PRC and the State of New York, U.S.A.

1.7	“Business License” means the business license issued by the AMR.

1.8	“Business Plan” has the meaning set forth in Section 10.1 of this Agreement.

1.9

“Control” (including the terms “Controlling”, “Controlled by” and “under common Control with”) means the direct or indirect possession of the power to (a) direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, or (b) elect at least fifty percent (50%) of the directors, managers, general partners or persons exercising similar authority with respect to a Person.

1.10	“Date of Establishment” means the date on which the Company was established, which is the Effective Date.

1.11	“Director” means a member of the Board of Directors.

1.12	“Equity Interests” means equity interests in the Company.

1.13	“Fiscal Year” means the fiscal year of the Company.

1.14	“General Manager” means the general manager of the Company as set forth in Section 8.1 below.

1.15	“Agreement” or this “Contract” means this equity joint venture contract and the Annexes.

1.16	“Joint Venture Term” means the term set forth in Section 13.1 below, as it may be extended or shortened pursuant to the Agreement.

1.17	“Operating Budget” has the meaning set forth in Section 10.1 of this Agreement.

1.18	“Ownership Percentage” means a Shareholder’s subscription to the Registered Capital of the Company, which represents such Shareholder’s interest in the shares and equity of the Company.

1.19

“Person” means any corporation, partnership, joint venture, enterprise, association, joint-stock company, limited liability company, unincorporated organization, government or government organization or other entity and any individual.

1.20	“PRC” or “China” means the People’s Republic of China (excluding for purposes of this Agreement, Taiwan and the Special Administrative Regions of Hong Kong and Macau).

1.21	“Registered Capital” means the amount of the registered capital of the Company as registered with the AMR.

1.22	“RMB” or “Renminbi” means the lawful and circulating currency of China.

1.23	“Significant Actions” has the meaning set forth in Section 6.3.3 of this Agreement.

1.24	“Third Party” means any Person other than LAH, Individual, and the Company.

1.25	“Transfer” means the sale, assignment or other transfer or disposition of all or a portion of a Party’s Equity Interests in the Company.

1.26	“US Dollars” or “US$” means the lawful circulating currency of the United States.

2.	Establishment of the Company

2.1	Authority and Representations. Each of the Parties represents and warrants as follows:

2.1.1	that it possesses full power and authority to enter into this Agreement and to perform its obligations hereunder;

2.1.2	that the signatory of each of the Parties is fully authorized to sign this Agreement; and

2.1.3	that upon the Effective Date the provisions of this Agreement shall constitute its legal, valid and binding rights and obligations.

2.2

Limited Liability Company.  The form of organization of the Company shall be a limited liability company. Except as otherwise explicitly provided herein, once a Shareholder has paid in full its contribution to the Registered Capital of the Company, it shall not be required to provide any further funds to or on behalf of the Company by way of capital contribution, loan, advance, guarantee or otherwise. Creditors of the Company shall have recourse only to the assets of the Company and shall not seek repayment from any of the Shareholders.

2.3

Scope of Business. General Projects: Manufacturing of metal materials; research and development of new materials technology; mold manufacturing; mold sales; research and development of metal products; technical services, technical development, technical consulting, technical exchange, technical transfer, and technical promotion; metal cutting processing services; sales of metal tools; research and development of electronic specialty materials; manufacturing of metal tools; manufacturing of metal structures; sales of metal materials; sales of new metal functional materials; non-ferrous metal rolling processing; manufacturing of electronic specialty materials; sales of electronic specialty materials; sales of high-performance non-ferrous metals and alloy materials; manufacturing of hardware products; wholesale of hardware products; research and development of hardware products; retail of hardware products; manufacturing of non-ferrous metal alloys; sales of non-ferrous metal alloys; manufacturing of educational models and teaching aids; research and development of mechanical equipment; leasing of mechanical equipment; sales of mechanical equipment; installation services for general mechanical equipment; manufacturing of specialized equipment (excluding licensed specialized equipment manufacturing); Maintenance of electronic and mechanical equipment (excluding special equipment); manufacturing of security equipment; sales of security equipment; manufacturing of general-purpose equipment (excluding special equipment manufacturing); manufacturing of information security equipment; sales of information security equipment; sales of electronic products; industrial engineering design services; sales of synthetic materials; manufacturing of electronic components; wholesale of electronic components; manufacturing of power electronic components; sales of power electronic components; retail of electronic components; manufacturing of electronic components and electromechanical component equipment; Sales of electronic components and electromechanical component equipment; Professional design services; Industrial design services; Manufacturing of forgings and powder metallurgy products; Sales of forgings and powder metallurgy products; Information technology consulting services; Information consulting services (excluding licensed information consulting services); Information system integration services; Import and export of goods; Import and export of technology (except for projects that must be approved by law, the company may conduct business activities in accordance with the law based on its business license). (The scope of business operations shall be subject to the approval of the company registration authority.)

3.	The Shareholder’s Subscription to the Registered Capital of the Company

3.1	Total Registered Capital Amount.

3.1.1	The total investment amonut of the Company shall be US$15 million, and the Registered Capital of the Company shall be US$6 million.

3.1.2

As of the Effective Date, the Company has two Shareholders, and each of the Shareholder’s name, subscription to the Company’s Registered Capital, Ownership Percentage, form of contribution, and the deadline of capital contribution are set forth below.

Shareholder	Subscription to the Company’s Registered Capital	Ownership Percentage	Form of Capital Contribution	Deadline of Capital Contribution
LAH	US$4.2 million	70%	Cash	May 25, 2030
Individual	US$1.8 million	30%	Cash	May 25, 2028

3.2	Increase of Registered Capital.

3.2.1

If the Board determines that the Company needs additional capital to fund future growth, each Shareholder shall cause the Directors appointed by it to approve to increase the Registered Capital of the Company. Any increase in the amount of the Company’s Registered Capital shall be registered with the AMR, to the extent such filing and registration are required under PRC law. After the Company’s Registered Capital is increased, the Shareholders shall contribute its pro rata share of the increased Registered Capital in cash pursuant to its then Ownership Interest in the Company within fifteen (15) days after such increase becomes effective.

3.2.2

In the event either Shareholder fails to pay its share of the Registered Capital as provided in Section 3 herein or fails to provide its portion of any increase in Registered Capital as described in Sections 3.2.1 above, then in addition to any other rights it may have against the defaulting Shareholder, the non-defaulting Shareholder may, in its discretion, provide such defaulting Shareholder with written notice of default. If such defaulting Shareholder does not cure its default within thirty (30) days after the non-defaulting Shareholder sends such notice, then the non-defaulting Shareholder may, in its discretion (but is not obligated to do so) anytime within thirty (30) days after the lapse of the cure period unilaterally subscribe for and pay in the additional contribution due from such defaulting Shareholder with the result that the non-defaulting Shareholder’s Ownership Interest will be increased and such defaulting Shareholder will be diluted accordingly.

3.2.3	Each Shareholder agrees to cause the Directors appointed by it to take all necessary actions to implement this Section 3.2.

3.3	Financing

3.3.1

If after the increase in the Company’s Registered Capital described in Section 3.2 above, the Company still needs capital, then the Company’s business may be financed by the following methods as determined by the Board:

(a)	obtaining outside commercial loans;

(b)	increase of the Company’s Registered Capital and additional contribution to the Registered Capital by the Shareholders;

(c)	loans from the Shareholders, to the extent one or more Shareholders are willing to provide loans to the Company; or

(d)	any other lawful method.

3.3.2	No Shareholder shall be obligated to lend funds to the Company or to guarantee loans to the Company from any Third Party.

4.	Transfer of Equity Interests

4.1

Except as otherwise expressly permitted or required by this Agreement, no Shareholder shall (a) Transfer any Equity Interests that such Shareholder now owns or hereafter acquires or (b) permit any Equity Interests that such Shareholder now owns or hereafter acquires to be the subject of any Transfer. Any attempted Transfer in violation of this Agreement shall be void and without legal effect.

4.2

Subject to the provisions of Section 4.3, each of the Shareholders may Transfer all or part of its Equity Interests (the “Disposing Shareholder”) to a Third Party provided the Disposing Shareholder obtains the prior written consent of the other Shareholder.

4.3

When one Shareholder is to Transfer all or part of its Equity Interests pursuant to Section 4.2 above, the other Shareholder has a preemptive right of purchase at a price equal to that offered by a Third Party. The Disposing Shareholder shall notify the non-Disposing Shareholder in writing of the terms and conditions of the proposed Transfer (“Offer Notice”). The non-Disposing Shareholder may purchase the Disposing Shareholder’s Equity Interests by providing a written notice to the Disposing Shareholder within thirty (30) days after the receipt of the Offer Notice. If the non-Disposing Shareholder does not provide such notice within such thirty (30) day period, the Disposing Shareholder may Transfer its Equity Interests to a Third Party at the terms and conditions not more favorable than those offered to the non-Disposing Shareholder, provided the non-Disposing Shareholder consents to such Transfer.

4.4

Notwithstanding the foregoing, a Shareholder may Transfer all (but not less than all) of its Equity Interests to a Wholly-Owned Affiliate at any time without triggering the non-Disposing Shareholder’s rights under Section 4.3 , in which case the non-Disposing Shareholder (a) shall consent to such Transfer and cause its duly appointed Directors to approve the Transfer, and (b) be deemed to have waived its rights under Section 4.3.

4.5

Subject and in addition to other restrictions and conditions upon a Transfer of a Shareholder’s Equity Interests under this Agreement or the Articles of Association, if a Shareholder is otherwise permitted to Transfer any of its Equity Interests to another Person, such Transfer is only permitted if such Person enter into a joinder with the other Parties in the form attached hereto as Annex A prior to the Transfer.

4.6

No Shareholder shall mortgage, pledge, charge or otherwise encumber all or any part of its Equity Interests without the prior written consent of the other Shareholder; provided, however, that the pledge of a Shareholder’s Equity Interests to a financial institution solely as security for indebtedness by the Shareholder or its Affiliate does not require the prior written consent of the other Shareholder.

4.7

Any Shareholder that effects a Transfer of all of its Equity Interests in accordance with this Agreement shall be deemed, upon such Transfer, to no longer be a Shareholder to this Agreement. Notwithstanding the foregoing, a Transfer of all of a Shareholder’s Equity Interests shall not in any way terminate, limit or restrict the rights and remedies of the non-Transferring Shareholder against the Transferring Shareholder in respect of any breach, or failure to satisfy thereby, any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to the consummation of such Transfer.

5.	Shareholders

5.1	Responsibilities of Shareholders.

5.1.1	LAH shall be responsible for the following matters during the Joint Venture Term:

(a)	timely making its contribution to the Registered Capital of the Company in accordance with the terms and conditions of this Agreement;

(b)

acting and causing its Directors to act at all times in good faith with respect to all matters relating to the operation and business of the Company and this Agreement and any other contracts and agreements pursuant to this Agreement; and

(c)	handling such other matters as set forth in this Agreement and as may be entrusted to LAH by the Company from time to time.

5.1.2	Individual shall be responsible for the following matters during the Joint Venture Term:

(a)	timely making its contributions to the Registered Capital of the Company in accordance with the terms and conditions of this Agreement;

(b)

acting and causing its Directors to act at all times in good faith with respect to all matters relating to the operation and business of the Company and this Agreement and any other contracts and agreements pursuant to this Agreement;

(c)

assisting the Company in properly obtaining and maintaining all necessary approvals, registrations, permits, consents, and licenses from the relevant PRC authorities for the legal establishment and operation of the Company;

(d)

assisting the Company in applying for and obtaining the most preferential tax reductions and exemptions and other investment incentives available under national, provincial and local laws and regulations applicable to the Company and ensuring that such tax reductions, exemptions and investment incentives are supported by valid government policies; and

(e)	handling such other matters as set forth in this Agreement and as may be entrusted to Individual by the Company from time to time.

5.2	Admission of New Shareholders. No additional shareholders of the Company will be admitted without the prior written consent of both Shareholders.

5.3	Shareholders Meeting.

5.3.1	The Shareholders shall conduct an annual meeting as set forth in the Articles of Association.

5.3.2

The quorum required to commence a meeting of the shareholders shall consist of the presence of shareholders representing at least 51% of equity interests in the Company in person or through duly authorized representative(s).

5.3.3

Unless applicable law requires otherwise, all matters required to be approved by the shareholders shall require the affirmative vote of the shareholders holding at least a majority of the equity interests of the Company.

6.	Board of Directors

6.1	Powers and Formation of the Board.

6.1.1	The overall business objectives of the Company shall be managed by the Board.

6.1.2

The Board shall consist of three (3) Directors, two (2) of whom shall be appointed by LAH, and one (1) of whom shall be appointed by Individual. Each time a Director is appointed, the appointing Shareholder shall notify in writing the other Shareholder of the names of its appointee. Each Shareholder agrees to take or cause to be taken all actions necessary to complete the filing and registration procedures with respect to the directors (including the successors) appointed pursuant to Section 6.1.2.

6.1.3

Each Director shall be appointed for a term of three (3) years and may serve consecutive terms if reappointed by the Shareholder originally appointing him or her. Each Shareholder may remove any Director the Shareholder has originally appointed any time, for any or no reason. If a seat on the Board is vacated by the retirement, resignation, illness, disability or death of a Director or by the removal of such Director by the Shareholder which originally appointed him or her, the Shareholder which originally appointed such Director shall appoint a successor to serve out such Director’s term.

6.1.4

A Director selected by LAH shall serve as the Chairman of the Board. Whenever the Chairman of the Board is unable to perform his or her responsibilities for any reason, another Director may be authorized by the Chairman temporarily to represent him or her. The Chairman of the Board shall be the Company’s legal representative.

6.1.5

Each Shareholder shall use its reasonable best efforts to ensure that all Directors appointed by it shall use their reasonable best efforts to attend all meetings of the Board. If any Director is unable to attend a Board meeting for any reason, then such Director shall use his or her reasonable best efforts to appoint, in writing by mail, email or hand-delivery, a proxy to be present and to vote at the meeting on such Director’s behalf. A proxy shall have the same rights and powers as the Director who appointed him or her.

6.1.6	Directors shall have obligations of good faith and diligence towards the Company and may not engage in activities which are in competition with the Company or harmful to the interests of the Company.

6.2	Board of Directors Meetings.

6.2.1

The Board shall meet at least once every six (6) months. Meetings shall be held at the registered address of the Company or such other address in or outside China as is designated by the Board. Meetings may be attended by Directors in person or by proxy.

6.2.2

The Chairman shall call a special meeting of the Board under a request therefor by any two Directors specifying the matters to be discussed. The notice shall specify the name of the Directors calling the meeting, the time of the meeting and the subject of the special meeting. Only matters set forth in the notice of the special meeting shall be considered at such meeting.

6.3	Manner of Acting.

6.3.1

The quorum required to commence a meeting of the Board shall consist of at least two (2) Directors. If a quorum is not present at a meeting of the Board within thirty (30) minutes of the time set for such meeting, the Chairman or majority of the Directors present may adjourn and postpone the meeting to a time no earlier than forty-eight (48) hours after written notice of such postponement has been given to all Directors.

6.3.2

Each Director shall be entitled to cast one vote with respect to all business coming before the Board. All resolutions of the Board must be approved by a simple majority of the votes cast by Directors present and entitled to vote at a duly convened Board meeting in which a quorum is present; provided, however, that the Significant Actions set forth below must be approved by 51% of the votes cast by Directors present and entitled to vote at a duly convened Board meeting in which a quorum is present.

6.3.3	The following actions constitute the Significant Actions (“Significant Actions”) of the Board:

(a)	any decision to increase or decrease the Company’s Registered Capital and restructuring of the Company’s capital composition;

(b)	the merger, split-up, change of company form, dissolution, liquidation of the Company; and

(c)	revising the Company’s Articles of Association.

6.3.4

Notwithstanding any place set forth in the notice of the meeting or this Agreement, any meeting of the Board may be held by, or through the use of, any means of communication by which all participants may simultaneously hear each other, such as by conference telephone. Any participants in a meeting by such means shall be deemed present in person at such meeting.

6.3.5

The Board will cause complete and accurate minutes, (in both English and Chinese) to be kept of all meetings of the Board (including a copy of the notice of the meeting) and of businesses transacted at such meetings. Minutes of all meetings of the Board, signed by the Chairman, shall be distributed to all the Directors as soon as practicable after each meeting but not later than thirty (30) days from the date of such meeting. Any Director who wishes to propose any amendment or addition thereto shall submit the same in writing to the Chairman within two (2) weeks after receipt of the proposed minutes. If no proposals for amendments are made within the specified period of time, the minutes are deemed to be final. In case proposals for amendments are made, the minutes shall be finalized by the Chairman no later than sixty (60) days after the relevant meeting and signed by all the Directors within two (2) weeks after receipt of the final minutes.

6.3.6

Action required or permitted to be taken at a meeting of the Board may be taken without a meeting if: (a) the action is evidenced by a written consent describing the action taken, (b) the written consent is signed by all Directors, and (c) the written consent is delivered to the Chairman and the General Manager for inclusion in the records of the Company. Action taken under this Section 6.3.6 is effective when the Chairman of the Board receives a copy of the consent signed by all Directors, unless the consent specifies a different effective date.

6.4	Notice and Waiver.

6.4.1

Notice of each regular meeting of the Board shall be given to each Director not less than fifteen (15), nor more than sixty (60), days prior to the scheduled date of the meeting. Notice of each special meeting of the Board shall be given to each Director not less than two (2), nor more than fifteen (15), days prior to the scheduled date of the meeting. The Board of Directors shall cooperate to schedule each regular meeting and special meeting at a time, date and place that is convenient for all Directors.

6.4.2

Each notice shall specify the general purpose of the meeting and shall be given by written notice to a Director in person or by facsimile or email using the Director’s business facsimile number or email address. Whenever any notice is required to be given to any Director, a written waiver of such notice signed at any time, whether before, on or after the date of the meeting, by the Director entitled to such notice shall be deemed equivalent to the giving of such notice. The attendance of a Director at a meeting of the Board of Directors shall constitute a waiver of notice of such meeting, except where a Director attends a meeting and objects thereat to the transaction of any business because the meeting is not lawfully called or convened.

6.5	Expenses of the Board of Directors

6.5.1	The Company shall pay, or provide reimbursement for, all reasonable out-of-pocket expenses incurred by a Director with respect to attendance at the meetings of the Board.

6.5.2

The Company shall not compensate a Director in his or her capacity as a Director. Where a Director is also an employee of the Company, the Company may compensate such Person in his or her capacity as an employee only.

6.6

Liability of Directors. Directors shall not have personal civil liability for acts performed in their capacity as Directors of the Company and the Company shall indemnify a Director which has incurred such liability, unless such acts would constitute violation of the laws or administrative regulations of the jurisdiction to which the Company is subject. The Company shall not be liable for Directors’ personal acts outside their capacity as Directors of the Company.

7.	Supervisor

7.1

Appointment of Supervisor. The Company shall have one (1) supervisor, who shall be appointed by LAH (the “Supervisor”). The Supervisor shall be appointed for a term of three (3) years and may serve consecutive terms if reappointed by LAH. The Supervisor of the Company shall hold office until the earlier of the appointment of his or her successor or his or her death, resignation or removal. The Supervisor of the Company may be removed at any time, with or without cause, by LAH. Each Party agrees to take or cause to be taken all actions necessary to complete the filing and registration procedures with respect to the Supervisor (including the successors) appointed pursuant to Section 7.1.

7.2

Power of Supervisor. The supervisor shall have the powers set forth in the Articles of Association and applicable PRC laws. The expenses incurred by the supervisor in connection with his or her performance of duties in the capacity of a supervisor of the Company shall be borne by the Company.

7.3

Liability of Supervisor. No Supervisor shall have any personal liability for acts performed on behalf of the Company as a Supervisor except for those acts as would constitute violation of the laws or administrative regulations of any jurisdiction to which the Company or the relevant Supervisor is subject.

8.	Management

8.1

Management Organization. The Company shall have a General Manager, a Chief Financial Officer, and such other managers determined by the Board. The General Manager and the Chief Financial Officer shall be appointed by the Board pursuant to a majority resolution.

8.2	Right and Authority of the General Manager.

8.2.1

The General Manager of the Company shall manage the day-to-day operations of the Company and shall report to the Board. The General Manager shall, together with his/her management team, implement the Business of the Company.

8.2.2

Notwithstanding anything to the contrary under this Agreement, the General Manager shall not take any of the following actions on behalf of the Company without the prior approval of the Board: (i) making any payment or series of related payments in excess of US$50,000 which is not in the ordinary course of the Company’s business; (ii) entering into any mortgages or deeds of trust, security agreements, financing statements, debt obligations or guarantees which are not in the ordinary course of business, leases, or other similar documents or commitments in the name of the Company; (iii) except in the ordinary course of business, selling, transferring, exchanging, or otherwise disposing of any of the Company’s assets; (iv) commencing litigation or arbitration where the value of such claim exceeds $100,000; (v) making any loans or advances, other than customary advances for business travel or other business expenses; and (vi) except in the ordinary course of business, entering into any agreement with or agreeing to any payment to, any governmental authority.

9.	Taxes, Distribution of Profits, Finance, Accounting and Audit

9.1	Tax Obligations. The Company shall pay taxes in accordance with relevant PRC laws and regulations.

9.2	Distribution of Profits.

9.2.1

The Company’s annual profits after payment of taxes according to applicable law shall be distributed in accordance with the following order of priority, subject to procedures required by relevant PRC laws and regulations:

(a)	allocations to the reserve fund, bonus and welfare fund for staff and enterprise development fund as required by applicable law; and

(b)

distribution of all remaining profits to the Shareholders in proportion to the Ownership Percentages of the Shareholders on the date of the declaration of such distribution, unless the Shareholders agree otherwise or Board determines that no or reduced distributions should be made to the Shareholders based on the business needs of the Company.

9.2.2

Allocations to the reserve fund, the bonus and welfare fund for staff and the enterprise development fund shall be set aside by the Company from its after-tax net profits in accordance with relevant PRC laws and regulations. The annual proportion of allocations shall be decided by the General Manager according to the business and financial situation of the Company. Except as otherwise approved by the Board in accordance with applicable law, the total amount set aside each year for the respective funds shall not exceed ten percent (10%) of its after tax net profits or the lowest amount permitted under PRC law. When the reserve fund equals fifty percent (50%) of the Company’s Registered Capital, no further allocations shall be made thereto.

9.3	Accounting and Auditing.

9.3.1

The Company shall adopt Renminbi as its bookkeeping base currency, but may also adopt United States Dollars as supplementary bookkeeping currency. All accounting records, vouchers, books and statements of the Company shall be made and kept in Chinese. All accounting statements of the Company shall also be made and kept in English.

9.3.2

The Company shall utilize accounting systems and procedures that are consistent with applicable PRC laws and regulations. All financial reports and other information shall be prepared in accordance with the generally accepted accounting principles in China (“China GAAP”). The Company shall prepare and distribute to the Parties annual audited financial statements of the Company within nine (90) days after the end of each Fiscal Year. The Company’s financial statements shall be audited by a reputable accounting firm with offices in the U.S. and in China jointly agreed by the Parties, which audited financial statements shall be prepared under China GAAP and shall include a footnote which reconciles income/expenses from China GAAP to U.S. General Accepted Accounting Principles (“U.S. GAAP”). Such audited financial statements shall include a balance sheet, income statement and statement of cash flow at the last day of the Fiscal Year. The Company shall bear the cost of the accounting firm to prepare the audited financial statements.

9.3.3

[The Company shall prepare and distribute to the Parties quarterly unaudited financial statements of the Company within seven (7) days after the end of each quarter of the Fiscal Year. Such financial statements shall include a balance sheet, income statement and statement of cash flow for such quarter and for the year to date, a comparison of the actual operations of the Company and the budget for such quarter and the year to date and a comparison of such quarter and such year to date to the corresponding quarter and the corresponding year to date of the prior Fiscal Year.]

9.3.4

The Company shall establish such books of account as accurately reflect its financial condition and results of operations in accordance with China GAAP. All books and records of the Company, including financial, human resource, product development, design, marketing, distribution and other books and records, may be (1) inspected and/or copied by any Shareholder, at the Shareholder’s own expense, for any proper business purpose related to the Company, and (2) inspected and/or copied by LAH, at LAH’s expense, to allow LAH and its ultimate parent company to consolidate the financial statements of the Company. Any Shareholder may exercise its rights under this Section 9.3.4 at any time upon not less than five (5) Business Days’ prior written notice to the Company during normal business hours. Books and records of the Company will be maintained in compliance with relevant PRC laws and regulations and provisions of the U.S. Foreign Corrupt Practices Act and controls will be established in compliance with relevant PRC laws and regulations and provisions of Sarbanes/Oxley requirements.

9.3.5

The Parties intend and agree that LAH and LAH’s ultimate parent company have the ability to, and will, consolidate the financial statements of the Company, and neither Individual nor any of its Affiliates will take any action or position that is inconsistent with or adversely affects LAH’s or LAH’s ultimate parent’s consolidation of the financial statements of the Company.

9.4	Accounting and Fiscal Year.

The Company shall adopt the calendar year as its accounting and fiscal year. The first fiscal year of the Company shall commence on the Date of Establishment and shall end on December 31 of the same year.

10.	Business Plan and Budget

10.1

At the same time the Agreement is signed, the Parties shall agree upon the Company’s operating budget (“Operating Budget”) for the current year and the business plan (“Business Plan”) for the next three (3) years. Within thirty (30) days prior to the end of each Fiscal Year, the Board shall update and approve the Company’s Operating Budge for the next year and Business Plan for the following three (3) Fiscal Years. Each draft Business Plan shall include:

10.1.1	a review of the Company’s performance to date against the Business Plan in the then current Fiscal Year;

10.1.2	business forecasts;

10.1.3	the management’s proposed strategy, including any acquisition strategy;

10.1.4	a detailed Operating Budget for the subsequent Fiscal Year covered by the draft Business Plan, including a breakdown of:

(a)	monthly consolidated revenues, operating expenses, operating results, net interest expenses and net profits;

(b)	quarterly capital expenditures and cash flow;

(c)	a projected consolidated balance sheet as of the end of the Fiscal Year and the projected profit and loss account for the Fiscal Year;

(d)	expected funding requirements and the proposed methods of meeting those requirements;

(e)	project cash flow return on investment;

(f)	the direct and indirect costs that are proposed to be chargeable by LAH and Individual to, and payable by, the Company, on a monthly basis;

(g)	projected tax charge; and

(h)	a summary Operating Budget for each of the subsequent second and third Fiscal Year covered by the Business Plan.

10.2	The draft Business Plan and Operating Budget of the Company shall be effective and become the Company’s Business Plan and Operating Budget when they are approved by the Board.

10.3

If there is any delay in preparing or approving to any Operating Budget before the commencement of any Fiscal Year of the Company, then the Operating Budget in respect of the immediately preceding Fiscal Year plus an increase of five percent (5%) shall apply in respect of such Fiscal Year. For clarity, if the prior year’s budget was for a portion of a year, it shall be prorated to a full year.

10.4

The General Manager and the Chief Financial Officer of the Company shall update the Company’s Operating Budget every quarter and report the updated Operating Budget to the Board before the fifth(5th) day after the end of each quarter. Such presentation shall also include a review of the prior quarter’s performance.

10.5	The Company shall conduct its business activities in accordance with the Operating Budget and Business Plan as updated and approved by the Company’s Board each year.

11.	Confidential Information

11.1

The term "Confidential Information" as used herein means any and all information owned or controlled by one Party (the “Disclosing Party”) which is disclosed to the other Party (the “Receiving Party”) and which not publically known including but not limited to trade secrets, products, processes, methods, dimensional data, prototypes, selection of materials and components, technological developments, sources of supply, marketing information, and cost data. Confidential Information shall not include the following:

11.1.1	information which at the time of disclosure has been published or is otherwise in the public domain;

11.1.2	information which, after disclosure, becomes part of the public domain other than through a breach of this Agreement;

11.1.3	information which was known to the Receiving Party prior to receipt from the Disclosing Party, provided such prior knowledge can be adequately substantiated;

11.1.4	information which becomes known to the Receiving Party from a source which legally derives such information independently of the Disclosing Party; and

11.1.5	information which the Receiving Party can demonstrate that it developed without reference to any Confidential Information provided pursuant to this Agreement.

11.2	Scope of Use. The Receiving Party shall, and shall cause its Affiliates to, preserve the secrecy of Confidential Information, and, consistent with that obligation:

11.2.1	shall not, and shall cause its Affiliates not to, directly or indirectly, use any Confidential Information for any purpose except for the direct benefit of the Disclosing Party and the Company;

11.2.2

shall not, and shall cause its Affiliates not to, directly or indirectly, without the prior written consent of the Disclosing Party, (A) use, or induce or permit others to use, any Confidential Information for any other purpose whatsoever, (B) print, copy or otherwise reproduce, in whole or in part, any Confidential Information; (C) disclose or reveal any Confidential Information to anyone except the employees, managers, directors, agents or representatives of the Company with a need to know.

11.2.3

shall keep all Confidential Information strictly secret and confidential, and to that end, without limiting the generality of any provision of this Agreement, cause all documents or materials relating to or containing Confidential Information to be plainly marked to indicate the secret and confidential nature thereof and prevent unauthorized use or reproduction of either Confidential Information or documents and materials embodying the same; and

11.2.4	acknowledges that all Confidential Information is and shall remain the property of the Disclosing Party.

11.3

Each Party shall advise its directors, senior staff and other employees receiving Confidential Information of the existence of and the importance of complying with the obligations set forth in this Section 11.

11.4

Each of the Parties and the Company shall formulate rules and regulations to cause its directors, senior staff and other employees, and those of their Affiliates also to comply with the confidentiality obligation set forth in this Section 11.

11.5

This Section 11 and the obligations and benefits hereunder shall survive for ten (10) years after the termination of this Agreement, notwithstanding the termination, dissolution or liquidation of the Company.

11.6

No public release or announcement relating to the transactions contemplated by this Agreement shall be issued or made by either Party without the prior written consent of the other Party (which consent shall not be unreasonably conditioned, delayed or withheld), except for any such release or announcement which may, in the judgment of the releasing Party, be required by law or regulation, including the rules or regulations of any U.S. securities exchange.

11.7

Each Party agrees to keep the terms of this Agreement confidential, except to the extent required by applicable law or regulation or for financial reporting purposes and except that the Parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses.

12.	Event of Default

12.1

In the event of Default by one Shareholder, the other Shareholder has the option to buy all of the defaulting Shareholder’s Equity Interests at fair market value of such Equity Interests, which fair market value shall be determined by a reputable accounting firm with operations in China and the U.S.

12.2

An event of Default means, with respect to LAH or Individual: (1) its Equity Interests are subject to seizure or foreclosure or similar process, (2) it violates any law, (3) it becomes bankrupt, or is the subject of proceedings for receivership, moratorium, trustee, foreclosure, liquidation or dissolution, or other similar procedure, or ceases to carry on business or becomes unable to pay its debts as they come due, (4) it materially breaches the Agreement, the Articles of Association, or any related agreements and fails to cure such breach within thirty (30) days after receiving a notice of breach from the non-breaching Shareholder; or (5) upon the death or incapacity of Individual.

12.3

In the event that one of the Shareholders gives notice pursuant to Section 12.1 hereof of a desire to purchase the defaulting Shareholder’s Equity Interests, the Parties shall within a one (1) month period after such notice is given conduct negotiations and endeavor to resolve the reason for the notice. In the event matters are not resolved to the satisfaction of the Shareholders within one (1) month of such notice, the defaulting Shareholder shall consent to the purchase by the non-defaulting Shareholder, cause its duly appointed Directors of the Board to approve the purchase, and provide all assistance reasonably requested by the non-defaulting Shareholder to complete the purchase transaction.

13.	Term, Termination, and Liquidation

13.1

Term. The Joint Venture Term shall commence on the Date of Establishment and shall expire on the date that is fifty (50) years after the Date of Establishment, except as extended or shortened as agreed between the Shareholders or otherwise set forth in this Section 13 below.

13.2

Expiration and Early Termination. This Agreement shall terminate upon the expiration of the Joint Venture Term; provided, however, that either Shareholder may terminate this Agreement prior to the expiration of the Joint Venture Term by written notice to the other Party:

13.2.1

if the Company or the other Shareholder becomes incapacitated or bankrupt, or is the subject of proceedings for receivership, moratorium, trustee, foreclosure, liquidation or dissolution, or other similar procedure, or ceases to carry on business or becomes unable to pay its debts as they come due;

13.2.2	if the Company has a net loss each year for three consecutive years;

13.2.3	by LAH if it concludes, in good faith, that a violation of the FCPA by the Company or Individual has occurred;

13.2.4	by the non-Transferring Shareholder, if the other Shareholder Transfers or attempts to Transfer all or part of its equity interests in violation of the provisions of this Agreement;

13.2.5	by either Shareholder, if the Board recommends termination of the Agreement and such recommendation is approved by the Shareholders in a Shareholders’ meeting or through a Shareholders’ resolution; or

13.2.6	if both Shareholders decide to terminate the Company.

13.3	Termination Procedure.

13.3.1

In the event that one of the Shareholder gives notice pursuant to Section 13.1 hereof of a desire to terminate this Agreement, the Shareholders shall within a one (1) month period after such notice is given conduct negotiations and endeavor to resolve the reason for notification of termination. In the event matters are not resolved to the satisfaction of the Shareholders within such one-month period, the Board shall unanimously vote to terminate this Agreement and the Company shall be liquidated pursuant to Section 13.4. Notwithstanding the foregoing, in the event of a termination based on Section 13.2.1 or Section 13.2.3, at the request of the Shareholder desiring to terminate the Agreement, the Board shall unanimously vote to terminate this Agreement immediately upon notice given by the Shareholder desiring to terminate the Agreement and the Company shall be liquidated pursuant to Section 13.4.

13.4

Liquidation. Upon the expiration of the Joint Venture Term or upon early termination of the Agreement pursuant to Section 13.1, each of LAH and Individual shall cause the Directors appointed by it to adopt resolutions to liquidate the Company pursuant to applicable law.

13.5	Effect of Termination and Dissolution.

13.5.1

The liquidation and dissolution of the Company, and the termination of the Agreement, shall not in any way terminate, limit or restrict the rights and remedies of either Shareholder against the other Shareholder or the Company in respect of any breach, or failure to satisfy, any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to the completion of the liquidation, dissolution and termination.

13.5.2	The provisions of this Agreement Sections , 11, 14, and 15 shall survive the dissolution of the Company and the termination of this Agreement.

14.	Applicable Law and Dispute Resolution

14.1

Applicable Law. The formation, validity, interpretation, implementation, amendment and termination of this Agreement shall be governed by the laws and regulations of China which are published and publicly available. In the event that there are no published and publicly available laws and regulations in China governing a particular matter relating to this Agreement, reference shall be made to international practices.

14.2	Arbitration.

14.2.1

In the event a dispute arises in connection with the interpretation or implementation of this Agreement, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the dispute is not resolved in this manner within sixty (60) days after the commencement of discussions, then any Party may submit the dispute for final decision by arbitration.

14.2.2

Any Dispute submitted to arbitration shall be finally settled by binding arbitration administered by the Singapore International Arbitration Center (the “ADR Firm”) under the UNCITRAL Arbitration Rules then in effect (the “Arbitration Rules”). The arbitration proceedings shall be conducted in the English language by a panel of three (3) arbitrators (the “Tribunal”), each of whom shall have extensive experience in international commercial transactions. One (1) arbitrator shall be appointed by each of the Parties. If the Parties do not agree on whether an arbitrator meets the criteria for arbitrators under this Section 14.2.3, then the ADR Firm shall determine whether such criteria are met. All proceedings related to such arbitration shall be held in Singapore, unless the Parties otherwise agree in writing. The arbitrator will have authority to award relief under legal or equitable principles, including injunctive, interim or preliminary relief. The decision of the Tribunal in such proceeding, including any award, shall be final and not subject to appeal. Any decision of the Tribunal shall be enforceable by any court having jurisdiction over the Party against which the award has been rendered, or wherever assets of the Party against which the award has been rendered can be located. Each Party agrees to take or cause to be taken all actions necessary to implement such decision. This arbitration agreement shall not impair the right of any Party to seek preliminary injunctions and interim or emergency relief in court pending and/or in aid of arbitration. A request by a Party to a court for such injunctive relief shall not be deemed a waiver of the obligation to arbitrate.

14.2.3	Performance. In the course of arbitration, this Agreement shall continue to be performed except for the part of the dispute which is undergoing arbitration.

Costs and Expenses. Each Party shall pay its own costs, expenses and fees, including attorneys’ and consultants’ fees, incurred in any dispute resolution proceeding under this Agreement and shall share equally any proceeding fees for any such proceeding; provided, however, that if a Tribunal deems it more equitable to otherwise divide the costs, expenses, attorneys’ and consultants’ fees and proceeding fees between the Parties, then the Tribunal shall designate in its award which Party is entitled to recover all or a portion of the costs, expenses and fees necessarily incurred in the dispute resolution proceedings.

15.	Languages

15.1	This Agreement is written and signed among the Parties in English. The English version shall control over any other language versions into which the Agreement is translate.

15.2	All communications between the Parties, and all meeting minutes or other communications involving the Board shall be prepared in English languages.

16.	Anti-Corruption Matters

16.1

Acknowledgment. The Foreign Corrupt Practices Act (“FCPA”) makes it unlawful for any U.S. Company or issuer or anyone acting on its behalf to offer, pay, promise or authorize to pay any money, gift or anything of value directly or indirectly to any Foreign Official with the intent of causing the Foreign Official to misuse such official’s position to obtain or retain business for the company or one of its subsidiaries or affiliates. The U.S. government interprets the term Foreign Official broadly to include not only traditional government officials and those employed by government agencies, departments, or ministries, but also employees of companies which are owned or controlled by the state. Individual and LAH acknowledges and confirms its understanding of the FCPA and agrees to comply with those provisions and not to take or fail to take any action that might in any way cause the Company to be in violation of the FCPA or any other relevant local, state, or foreign anti-bribery laws.

16.2	Certain Representations, Warranties and Covenants. Individual makes the following representations and warranties, and covenants and agrees as follows:

16.2.1

Individual hereby represents, warrants, and covenants to LAH and its Affiliates, and the Company that Individual and its Affiliates have not, and covenant and agree that they will not, in connection with the transactions contemplated by the Agreement or in connection with any other business transactions involving the Company, make or promise to make any payment or transfer of anything of value, directly or indirectly to any Foreign Official with the intent of causing the Foreign Official to misuse such official's position to obtain or retain business for the Company or any of its subsidiaries or Affiliates or for any other improper purpose that advantages the Company or its Affiliates. It is the intent of the Parties that no payments or transfers of value shall be made which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business.

16.2.2

Individual hereby represents and warrants to LAH and its Affiliates, and the Company that no ownership interest, direct or indirect, in Individual or its Affiliates is held or controlled by any Foreign Official.

16.2.3

Individual agrees that the Company will develop and implement a compliance program to ensure the Company is operated consistently with the FCPA and any similar local, state, or foreign anti-bribery laws. As part of this compliance program, and at all times during the Agreement, Individual agrees that (i) any payments to the Company shall be made by check or wire transfer only, directly to the Company or to a bank account in the Company's name, and no requests for cash payments or other payments in non-bearer form shall be accepted; (ii) the Company's books and records showing expenses incurred shall reflect the purpose for which each expenditure was made and for whose benefit the expenditure was made and that there will be written records of each and every service that is performed on the Company's behalf and every product that is sold to the Company; (iii) the Company shall conduct periodic FCPA and compliance trainings for its directors, officers, employees, agents or other representatives who have any direct involvement with any of the management or operations of the business of the Company; (iv) the Company shall retain accurate, detailed records of, and permit LAH to review upon written request, any expenses or costs of the Company that the Company is required to reimburse, including any training-related expenses; and (v) the terms of the Agreement may be disclosed to government agencies and other persons with a legitimate need for such information, including, but not limited to, the U.S. Department of Justice or the U.S. Securities and Exchange Commission.

16.2.4

In the event that LAH has a reasonable basis to believe that the Company has taken or failed to take any action that may subject the Company, or LAH or its Affiliates, to liability under the FCPA, LAH shall have the right, upon written notice to the Company, to conduct an investigation and audit of the Company to determine to LAH's reasonable satisfaction whether or not any actions or failures to act on behalf of the Company may subject the Company or LAH or its Affiliates to FCPA liability. The Company agrees to cooperate fully with such investigation, the scope, method, nature and duration of which shall be at the sole reasonable discretion of LAH.

16.2.5

Individual agrees that should it learn or have reason to know of: (i) any payment, offer, or agreement to make a payment to a Foreign Official for the purpose of obtaining or retaining business of the Company under the Agreement or otherwise, or (ii) any other development during the term of the Agreement that in any way makes inaccurate or incomplete the representations, warranties and certifications given or made as of the date hereof or at any time during the Joint Venture Term, relating to the FCPA, Individual will immediately advise LAH in writing of such knowledge or suspicion and the entire basis known to it.

16.2.6

In the event that LAH concludes, in good faith, that a violation of the FCPA has occurred, LAH may disclose the FCPA violations to any relevant governmental authority, including, but not limited to, the U.S. Department of Justice or the U.S. Securities and Exchange Commission.

17.	Miscellaneous

17.1	Effectiveness. This Agreement shall become effective upon the Date of the Establishment.

17.2	Binding Effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and permitted assigns.

17.3

Amendment and Modification. Except as expressly otherwise set forth in this Agreement, the Parties may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing and filed with BOC and registered with the Industry and Commerce Authority.

17.4

No Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless expressly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

17.5

Entire Agreement. This Agreement (including the Annexes) supersedes all prior agreements, and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. There have been and are no agreements, representations or warranties between the Parties with respect to the subject matter of this Agreement other than those set forth or provided for in this Agreement. In the event of conflict or inconsistency between this Agreement and the Articles of Association, this Agreement shall prevail.

17.6

Further Assurances. From time to time after the date of this Agreement, upon request of either Party and without further consideration, the other Party shall, and shall cause the Company to, execute and deliver to the requesting Party such documents and take such action as may be reasonably requested by the requesting Party to consummate more effectively the intent and purpose of the Parties under this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

17.7

Notice. All notices, requests, demands and other communications to the Parties or the Company under this Agreement shall make specific reference to the fact that such notice is made pursuant to this Agreement, shall be given in English in writing and shall be personally delivered, sent by facsimile transmission or sent by private overnight courier to the facsimile numbers or addresses set forth in ANNEX B, or, in the case of the Company, to its principal place of business. A party entitled to notice under this Agreement may change the facsimile number or address to which such notice shall be directed by delivering notice of such changed facsimile number or address to the Parties and the General Manager of the Company. If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by facsimile, such communication shall be deemed delivered the day of the transmission or, if the transmission is not made on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by private overnight courier, such communication shall be deemed delivered upon actual receipt.

17.8	Section Headings. The Section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

17.9

Status of the Company. The Company shall act in its own name and shall not be considered as being the agent of either Party. Neither Party shall be considered to be the agent of the Company or of the other Party. Neither Party is entitled to enter into any obligation on behalf of the Company or to bind Company or the other Party in any way.

17.10

Severability. If the Tribunal or other applicable authority determines that the provisions of this Agreement are illegal or overly broad, then such provisions shall be construed so that the remaining provisions of this Agreement shall not be affected, but shall remain in full force and effect, and any such illegal or overly broad provisions shall be deemed, without further action on the part of any Person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction.

17.11	Interpretation.

In this Agreement:

17.11.1	the singular includes the plural and vice versa;

17.11.2	references to Sections are, unless the context otherwise requires, references to Sections of this Agreement;

17.11.3	the words “include” and “including” shall be construed at all times as being followed by the words “without limitation” unless the context otherwise requires.

17.12	Annexes. The Annexes attached hereto are hereby made an integral part of this Agreement and are equally binding upon the Parties.

17.13

Counterparts. This Agreement may be executed by signatures exchanged via facsimile, email, or other reasonable electronic in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

[The next page is the signature page.]

IN WITNESS whereof each of the Parties has caused this Agreement to be executed by its duly authorized representative on the date first set forth above.

LIQUIDMETAL ASIA HOLDINGS LIMITED

By: /s/ Lugee Li

Name: Lugee Li

Title: Chairman

LIU, CHONG

/s/ Liu, Chong

Annex A

JOINDER

ANNEX B
Facsimile Numbers and Addresses of the Parties